Exhibit 99.1

NusaTrip Announces Receipt of Delisting Notice from Nasdaq

Jakarta, Indonesia, August 7, 2026 (GLOBE NEWSWIRE) — NusaTrip Incorporated (NASDAQ: NUTR) (the “Company” or “NusaTrip”), a travel ecosystem with geographical specialization in Southeast Asia and Asia-Pacific, today announced that on August 3, 2026, the Company received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that Nasdaq has determined to delist the Company’s securities pursuant to its discretionary authority contained in Nasdaq Listing Rule IM-5101-4. In addition, Nasdaq asserts that the Company’s delay in filing Form 10-K for the fiscal year ended September 30, 2025 and Form 10-Q for the period ended March 31, 2026, serves as an independent basis for delisting under Listing Rule 5250(c)(1).

Society Pass Incorporated (“SOPA”) controls 78% of the voting power of the Company’s outstanding voting securities. On May 14, 2026, SOPA disclosed that it, together with its subsidiary SoPa, Inc., had filed for Chapter 11 bankruptcy protection (“SOPA Bankruptcy”). As a result of the SOPA Bankruptcy, 78% of the Company’s outstanding voting securities is subject to the bankruptcy process, the timing and outcome of which remain unknown. This uncertainty raises public interest concerns making the continued listing of the Company’s securities inadvisable and supports Nasdaq’s determination to exercise its authority under Listing Rule 5101 to delist the Company from Nasdaq.

As a result, this serves as an additional and separate basis for delisting the Company from Nasdaq.

The Company does not intend to appeal the Staff Determination by filing a request for oral hearing before the Nasdaq Hearings Panel pursuant to Nasdaq Listing Rule 5815 and will seek to trade over-the-counter.

About NusaTrip Incorporated

Established in 2015 and headquartered in Jakarta, Indonesia, NusaTrip Incorporated is a travel ecosystem with geographical specialization in Southeast Asia (SEA) and Asia-Pacific (APAC). We are the first Indonesian-based online travel agent (OTA) in Indonesia to receive International Air Transport Association (IATA) accreditation. IATA gives OTA’s access to all airline fares and inventories. For being the first IATA-accredited OTA in Indonesia, we have first-hand fares from both full-service and low-cost carriers.

Please visit the Company’s website at: https://www.nusatrip.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning. Forward-looking statements represent NusaTrip Incorporated’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements.

Contact Information:

Company:

NusaTrip Incorporated

Tjin Patrick Soetanto

Chief Executive Officer

patrick@nusatrip.com